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Lakeside Apartments                                              April 4, 1996
Charlotte, North Carolina                                               Page 1


                SUMMARY OF SALIENT FACTS AND CONCLUSIONS


Property Name:                 Lakeside Apartments

Location of Property:          8061 Woodscape Drive, Charlotte, Mecklenburg
                               County, North Carolina

Purpose of the Appraisal:      To estimate the market value of the subject.

Property Rights Appraised:     Fee Simple Estate

Highest and Best Use:          As Vacant -- To develop for multifamily use.

                               As Improved -- Considered to be that of the existing improvements.

Site Data and Zoning:          The subject parcel is rectangular in shape and
                               contains approximately 17.48 acres of land zoned
                               R-17MF multifamily development by the city of Charlotte.

Improvement Data:              The subject consists of 216 units totaling
                               158,960 square feet of net rentable area. The structural improvements consist of 15 residential buildings and an office/clubhouse building. Exterior finish consists of painted wood siding and brick veneer with pitched roofs. Additional amenities include a swimming pool, jacuzzi, tennis courts, asphalt parking areas, concrete walkways, and landscaping. The improvements were completed in 1983.

Tenant Data:                   The Lakeside Apartments cater primarily to
                               adults and families employed in the surrounding area. Leases are typically signed for six or 12-month terms. The subject is reportedly 95% occupied as of the date of inspection.

Date of Value Estimate:        March 12, 1996



           Koeppel Tener Real Estate Services Inc. Appraisal Division


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Lakeside Apartments                                              April 4, 1996
Charlotte, North Carolina                                               Page 2


            SUMMARY OF SALIENT FACTS AND CONCLUSIONS (Continued)


Summary of Stabilized Pro Forma:

                                            Totals          Per Unit
                                            ------          --------

             Potential Gross Income       $1,386,278         $6,418
             Vacancy & Credit Loss           (69,314)          (321)
                                          ----------         ------
             Effective Gross Income       $1,316,964         $6,097
             Operating Expenses              639,790          2,962
                                          ----------         ------
             Net Operating Income           $677,174         $3,135

VALUE CONCLUSIONS

The Sales Comparison Approach:       $7,450,000

The Income Capitalization Approach:  $7,300,000

Final Value Estimate:                $7,300,000


           Koeppel Tener Real Estate Services Inc. Appraisal Division